EQUIPMENT LEASE AGREEMENT

Lessor: Integrated Silicon Solution, Inc. Lessee: Powerchip Technology Corporation

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THIS LEASE AGREEMENT (hereinafter referred to as this "Lease" , is made as of April 20, 2015 (the “Effective Date” ) by and between Integrated Silicon Solution, Inc., a company duly organized and existing under the laws of the State of Delaware of the United States of America, having its registered business office at 1623 Buckeye Drive, Milpitas, California, 95035-7423 USA (hereinafter referred to as "Lessor") and Powerchip Technology Corporation, a company duly organized and existing under the laws of the Republic of China (R.O.C). , having its registered business office at No. 12, Li-Hsin 1st Rd., Hsinchu Science Park, Hsinchu, Taiwan, R.O.C. (hereinafter referred to as "Lessee") .

Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, such equipment (the "Equipment") as listed in Exhibit A attached hereto.

Simultaneously with the signing of this Lease, Lessee signed another equipment lease agreement with Integrated Circuit Solution, Inc. (“ICSI”) , a company duly organized and existing under the laws of the R.O.C., having its registered office at No. 2, Technology 5th Road, Science-Based Industrial Park, Hsinchu, Taiwan, R.O.C. (hereinafter referred to as the “ICSI Lease”).

Article 1.        Acceptance and Delivery

1.1    Lessee has selected (a) Equipment it desires to lease from Lessor and (b) the vendor of such Equipment, and Lessor has approved the purchase orders (copies of such purchase orders are attached hereto as Exhibit B) . Lessor shall cause ICSI to place such purchase orders with the vendors in order to lease said Equipment to Lessee. The “Delivery Date” of the Equipment shall be the date on which such Equipment is received by Lessee at Lessee’s Plant (No. 12, Li-Hsin 1st Rd. Hsinchu Science Park, Hsinchu, Taiwan, R.O.C.). Delivery terms of the Equipment shall be FCA defined in Incoterms 2010 (as amended ). Lessor is not responsible and shall not be held liable for the non-delivery, incomplete or delayed delivery, failure upon delivery, return for replacement, inland transportation, Customs clearance, erection, installation, assembly, commissioning, acceptance test, operation or maintenance of any Equipment, all of which shall be at the cost and risk of Lessee. For the avoidance of doubt, Lessor’s only obligation is to make payments of the purchase price/cost of Equipment pursuant to the relevant purchase order(s) with the total amount not to exceed thirty Million United States Dollars (US$30,000,000 ) placed by Lessee on behalf of Lessor, but will not otherwise assume any duty, obligation or liability whatsoever even if all Equipment cannot function as may be reasonably anticipated by Lessee.

1.2     Notwithstanding anything else contrary herein and except for the occurrence of a force majeure event (in which case, to extend the Acceptance Date for the period of such event) , the “Acceptance Date” shall be September 30, 2015 or the date on which Lessee executes and delivers to Lessor the Acceptance Certificate for all the Equipment in the form attached hereto as Exhibit D ("Acceptance Certificate" ) on the date when installation of such Equipment at Lessee’s Hsinchu Plant (No. 12, Li-Hsin 1st Rd. Hsinchu Science Park, Hsinchu. Taiwan, R.O.C.) has been completed, whichever comes earlier.

1.3    Unless Lessee owns the Equipment pursuant to Article 16 hereof, title to the Equipment shall not pass to Lessee by or upon acceptance of the Equipment by Lessee, but shall at all times remain vested in Lessor until Lessee pays up all the Quarterly Installments (as defined below) .

Article 2.        Duration

2.1.     The term of this Lease shall commence on the Effective Date and shall continue through the earlier of (i) December 31, 2021 (the "Maturity Date") , or (ii) the date on which this Lease is otherwise terminated in accordance with the terms of this Lease.

Article 3.        Purchase Price

3.1.     In order for Lessee to purchase the Equipment from Lessor pursuant to Article 16, Lessee shall pay to Lessor installment payments for all of the Equipment in 12 consecutive quarterly payments commencing from March 30, 2019 and thereafter on June 30, 2019, September 30, 2019, December 30, 2019, March 30, 2020, June 30, 2020, September 30, 2020, December 30, 2020, March 30, 2021, June 30, 2021, September 30, 2021 and December 30, 2021, with the amount of each quarterly payment to be computed by Lessor based on the principles set forth in Exhibit C ("Quarterly Payments") . In the absence of manifest error, the Quarterly Payments computed by Lessor shall be conclusive. For the avoidance of doubt, the amount of each Quarterly Payment specified in Exhibit C at the time of signing of this Lease is for reference only and will be adjusted by Lessor in accordance with the first sentence of this Article 3.1. All payments hereunder shall be made in lawful money of the U.S.A. by way of electronic transfer of funds to the Lessor’s bank account (as notified to Lessee from time to time) or such other mode of payment as mutually agreed.

3.2.    Lessee shall pay, and shall indemnify and hold Lessor harmless from and against, any fees, charges, assessments, duties or taxes imposed by any taxing authorities or other authorities as a result of the execution of this Lease or any of the transactions described in this Lease or arising out of the same, provided, however, Lessor shall be solely liable for any and all income tax liability of Lessor in the U.S.A. resulting from the contemplated transaction.

3.4.     Without prejudice to the foregoing, all sums payable by Lessee to Lessor hereunder shall be made free and clear of all deductions or withholdings whatsoever. However, if any deductions and/or withholdings are required by law Lessee shall pay Lessor the amount due net of such deductions and/or withholding and provide Lessor with all documentation necessary to enable Lessor to obtain a tax credit from the relevant tax authorities. Lessee will provide Lessor with such documentation without delay and do all such other things and take such other steps as may be reasonably required by Lessor.

Article 4.        [INTENTIONALLY OMITTED]

Article 5.        Disclaimers, Covenants, Representations and Warranties

5.1    Lessee acknowledges that Lessor is not the manufacturer of the Equipment, nor manufacturer’s agent, and that LESSOR MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, DESIGN OR CONDITION, THE MERCHANTABILITY OF THE EQUIPMENT OR THEIR FITNESS FOR ANY PARTICULAR PURPOSE, the quality or capacity of the materials in the Equipment or workmanship in the Equipment, or that the Equipment will satisfy the requirements of any law, rule, specification or contract which provides for specific machinery or special methods. No defect or unfitness of the Equipment shall relieve Lessee of the obligation to Lessor hereunder. Lessor shall have no obligation, and Lessee shall have the obligation, to import, install, erect, test, adjust, maintain, store, put into use or service the Equipment. No oral agreement, guaranty, promise, condition, representation or warranty nor any oral modification hereof shall be binding on Lessor.

5.2.     To the extent permitted by the manufacturer and provided no Event of Default has occurred, Lessor agrees to assign and hereby so assigns to Lessee for the term of this Lease any and all warranties which it may have received from the manufacturer(s ) of the Equipment or to which it may be legally entitled. Lessor agrees to assist Lessee in enforcing any such warranties and to permit Lessee to sue in Lessee's or Lessor's name, at the sole cost of Lessee, to enforce any such warranties against the manufacturer, provided that Lessor shall have no liability for any costs, damages, charges or expenses incurred thereby and that Lessee's sole remedy for the breach of any such warranty, indemnification or service agreement shall be against the manufacturer of such Equipment and not against Lessor, nor shall any such breach have any effect whatsoever on the rights of Lessor or obligation of Lessee hereunder.

5.3     Lessor covenants that if Lessee has paid the Quarterly Installments required hereunder as and when the same become due and payable and has performed and complied with all the other terms and conditions hereof, Lessor will not interfere with the peaceful and quiet use and enjoyment of the Equipment by Lessee, which use and enjoyment shall be without hindrance, ejection or molestation by Lessor. Nothing in this Article 5 shall restrict the right, subject to any applicable laws, regulations and rules, of Lessor or its duly authorized agent or representative from time to time, upon prior written notice to Lessee, during reasonable business hours, to enter upon Lessee's premises for the purpose of confirming the existence, condition, and proper maintenance of the Equipment; provided that such confirmation shall not reduce Lessee’s obligations under this Lease.

5.4     Lessee specifically waives the right to make claim against Lessor herein for breach of any warranty of any kind with respect to the Equipment.

5.5     During the term of this Lease, the Equipment shall be primarily for use in Lessee's business and shall not be held for sale or sublease or to be furnished to a third party under any contract of service unless otherwise agreed between Lessor and Lessee in writing.

Article 6.        Risk of Loss and Maintenance and Repair

6.1    Upon delivery of the Equipment to Lessee, Lessee shall bear the entire risk of loss, damage, theft, or destruction of the Equipment or any part thereof, from any and every cause whatsoever, which may occur prior to the return of the Equipment in accordance with Article 8.3, and no such loss, damage, theft or destruction shall relieve Lessee of its obligation to pay the Quarterly Installments or to comply with any other provision of this Lease. In the event of damage to any part of the Equipment, Lessee shall immediately repair such Equipment at Lessee's expense, and return such Equipment to its previous condition, unless irreparably damaged. If any part of the Equipment is lost, stolen, destroyed or irreparably damaged from any cause whatsoever, (each an “Event of Loss”) , Lessee shall promptly notify Lessor of the occurrence of such Event of Loss, and shall, at Lessee's option, and cost (a) replace the Equipment with like equipment in good condition and working order acceptable to Lessor (the “replacement equipment”), and Lessee shall transfer title to the replacement equipment to Lessor, free and clear of all liens, claims and encumbrances, which equipment shall thereupon become subject to the terms of this Lease; or (b) pay Lessor in one lump sum, within ten (10) business days following such Event of Loss, the entire Quarterly Installments applicable to that particular Equipment that have not fallen due for payment by Lessee hereunder (exclusive of interest at the rate of 2.2% per annum from the date of Lessee’s payment up to and until the Maturity Date), and upon such payment by Lessee Lessor's right, title and interest in such part of the Equipment shall immediately without further action pass to Lessee, on an as-is where-is basis, without recourse or warranty against Lessor.

6.2    Lessee shall, at its own cost and expense, at all times during the term of this Lease, (a ) pay all charges and expenses in connection with the operation of the Equipment; and (b) comply with all laws, ordinances, requirements, rules and the manufacturer’s specifications and manuals with respect to the use, maintenance and operation of the Equipment.

Article 7.        General Conditions and Covenants

7.1     Lessee shall indemnify, defend and hold Lessor wholly harmless against any liens, all losses, liabilities, damages, costs and expenses, including reasonable attorneys' fees, arising from accidents or occurrences causing injury or illness to or the death of any persons or the loss of or damage to property due to any use whatsoever, involving the Equipment. Lessee shall, at Lessee's own cost and expense, defend any and all suits which may be brought against Lessor, either alone or in conjunction with others, upon any such liability or claim or claims. Lessee shall satisfy, pay and discharge any and all judgments and fines that may be assessed against Lessor in any such action or actions, provided, however, Lessor shall give Lessee written notice of any such claim or demand. In no event shall Lessor be liable for any damages of whatever nature except for damages caused by Lessor’s willful misconduct or breach of this Lease.

7.2     Lessee shall pay or reimburse Lessor for all taxes and charges including any penalties arising out of or incident to the use of the Equipment until returned to Lessor or purchased by Lessee on the Maturity Date pursuant to Article 16. Lessee shall indemnify, defend and hold Lessor harmless from and against any expenses (including attorneys' fees) , loss or damages which Lessor may incur due to Lessee's failure to pay such taxes, or arising out of, or resulting from any levy or attachment on any of the Equipment, or otherwise arising out of, or resulting from Lessee's use or possession of the Equipment. Any such expenses, losses or damages may be collected by Lessor upon notice to Lessee.

7.3     Time is the essence of this Lease and of every provision herein contained.

7.4     If any of the Equipment is damaged or destroyed or the use or possession of any such Equipment is otherwise lost, Lessee shall repair, reconstruct, restore or replace such damaged, destroyed or lost Equipment to substantially the same condition or utility value as existed prior to the event causing such damage, destruction or loss. Lessee shall apply the proceeds with respect to any insurance loss claim relating to such damage, destruction or loss to the payment or reimbursement of such repair, reconstruction, restoration or replacement. In the event any damaged, destroyed or lost Equipment is replaced, Lessee shall execute and deliver to Lessor such instruments and assurances as Lessor may reasonably and in good faith deem necessary or advisable to include such replacement equipment as an Equipment hereunder and to perfect the title on behalf of Lessor with respect to such replacement equipment.

7.5    During the term of this Lease, Lessee shall, in addition to payment of the Quarterly Installments provided herein, promptly pay all taxes, assessments and other governmental charges levied or assessed upon the interest of the Lessee in the Equipment or upon the use or operation thereof or on the earnings arising therefrom, and shall promptly pay or reimburse Lessor for all taxes, assessments and other governmental charges (including fees for titling and registration of the Equipment, if required ) levied or assessed against and paid by the Lessor on account of its ownership of the Equipment or any part thereof, or the use or operation thereof, or the leasing thereof to the Lessee, or the rent herein provided for or the earnings arising therefrom (other than taxes on the overall net income of Lessor) .

7.6    If Lessee shall fail duly and promptly to perform any of its obligations under the provisions of Articles 3.1, 3.2, 7.2, or 7.5, Lessor may, after prior written notice to Lessee, perform the same for the account of Lessee without thereby waiving the default, and any expense or liability incurred by Lessor in doing so, together with interest at the rate of ten percent (10.0%) per year or such other rate as Lessor may impose from time to time by giving five (5 business days’ written notice to the Lessee, and to the extent that such interest rate imposed by the Lessor is higher than any applicable maximum interest rate imposed under any applicable law (“Maximum Lawful Rate”) , the Maximum Lawful Rate shall apply, and until paid by Lessee to Lessor, the fees, charges, expenses and interest provided in this Article 7.6 shall be payable by Lessee upon demand.

7.7    With prior notice to Lessee, Lessor shall at any reasonable times during business hours have the right to enter into and upon the premises where the Equipment may be located for the purpose of inspecting the same or observing its use, provided that Lessor shall comply with Lessee’s security rule. Lessee shall give Lessor immediate notice of any attachment or other judicial process affecting any of the Equipment and shall, whenever requested by Lessor, advise Lessor of the exact location of the Equipment at Lessee’s Hsinchu Plant.

Article 8.        Interest of Lessor

8.1    Unless Lessee owns the Equipment pursuant to Article 16 hereof, all Equipment is and shall at all times be the property of Lessor. Lessee shall have no right, title or interest therein except as set forth under this Lease. The lease contemplated hereunder shall constitute a lease of personal property, and Lessee agrees to take all action necessary or reasonably requested by Lessor to ensure that all Equipment shall be and remain personal property of the Lessor. Nothing in this Lease shall be construed as conveying to Lessee any interest in the Equipment other than its interest as a lessee.

8.2    Lessee shall, at its expense, keep all Equipment free and clear of all liens, charges, claims and other encumbrances. Lessee covenants that it will at all times protect and defend, at its own cost and expense, the rights of Lessor to the Equipment against all claims, liens and legal processes of creditors of Lessee and other persons, and keep the Equipment free and clear from all such claims, liens and processes (other than those in favor of Lessor). Lessee covenants that it will not pledge, encumber or permit any liens to attach to any of the Equipment.

8.3     Unless Lessee owns the Equipment pursuant to Article 16 hereof, upon the expiration or termination of this Lease for any reason, Lessee, at Lessee's sole expense, shall surrender and deliver possession of each of the Equipment unencumbered to Lessor at the time and place reasonably designated by Lessor and in the same condition as when received by Lessee, reasonable wear and tear excepted. Upon its return as provided in this Article, the Equipment shall be free and clear of all liens or encumbrances of any kind whatsoever. Lessee shall, at its sole expense, and upon the request of the Lessor, take any one or more of the following steps (collectively, the “Return Conditions”) with respect to such Equipment (which obligation shall be in addition to, and not in limitation of, Lessee's other obligations under this Lease) :

(a)
thirty (30) days after receipt of written notice from Lessor, provide to Lessor the following documents: (i) one set per each Equipment (or group of related Equipment) of installation instructions/manuals, service manuals, and operating manuals relating to such Equipment (including replacements and/or additions thereto, such that all documentation is completely up to date) and (ii) one set per Equipment (or group of related Equipment) of documents, detailing equipment configuration, operating requirements and maintenance records of such Equipment (such that all documentation is completely up to date) ;

(b)
one hundred twenty (120) days prior to the Maturity Date or earlier termination of this Lease, cause a qualified manufacturer's representative or qualified equipment maintenance provider, acceptable to Lessor, to perform a comprehensive physical inspection, including testing all of the Equipment and providing a report thereon, which report shall certify that the Equipment have been properly inspected, examined and tested and is operating within the manufacturer's specifications; and, if during such inspection, examination and test, such inspector finds the Equipment not operating within manufacturer's specifications, then Lessee shall repair or replace such Equipment and, after corrective measures are completed, Lessee will provide for a follow-up inspection of the Equipment and report thereon by such inspector as outlined above;

(c)
ensure that all Equipment will be cleaned and in such condition so that such Equipment may be immediately installed and placed into use in an operating environment similar to that under which it was used during the term of this Lease;

(d)	properly remove all installed markings which are removable without damage to the Equipment and not necessary for the operation, maintenance or repair of the Equipment;

(e)	ensure that all Equipment conform to all applicable environmental laws and regulations and all other applicable laws at the time of deinstallation;

(f)
provide for the deinstallation, packing, transporting and certifying of the Equipment to include, but not limited to, the following: (i) Lessee or Lessee's designated representative shall deinstall all Equipment in accordance with the specifications of the manufacturer thereof; (ii) each Equipment will be returned with a certificate supplied by Lessee certifying that such Equipment is in good condition and (where applicable) comply with the manufacturer's maintenance plan, which certificate of compliance shall be transferable by Lessor to another operator of the Equipment; (iii) the Equipment shall be packed properly and in accordance with the manufacturer's recommendations which should meet or exceed industry standards for similar equipment; and (iv) Lessee shall transport the Equipment in a manner consistent with the manufacturer's recommendations and practices which should meet or exceed industry standards for similar equipment; and

(g)	Upon sale of the Equipment by Lessor to a third party, provide transportation to any location reasonably selected by Lessor.

8.4    If the return of the Equipment or any part thereof to Lessor, as required pursuant to this Article 8, shall be delayed beyond the end of the term hereof, all of Lessee's obligations under this Lease with respect to the Equipment or part thereof shall continue in full force and effect, except that the rental during such holdover period shall be the fair market rental value of the Equipment as reasonably determined by Lessor and the term thereof shall be on a day to day basis.

Article 9.        Assignment

This Lease and all rights of Lessor (including but limited the production capacity committed by lessee) hereunder shall be fully assignable by Lessor without Lessee's consent. Any such assignment shall be subject to and subordinate to the terms and provisions of this Lease. Lessee shall not assign this Lease, the Equipment or any interest it may have in this Lease, or in the Equipment or enter into any sub-lease with respect to the Equipment without the prior written consent of Lessor which consent shall not be unreasonably withheld.

Article 10.        Change of Ownership

So long as any of the Quarterly Installments shall remain unpaid, Lessee will not, without the prior written consent of the Lessor, cause, permit, or suffer any change, direct or indirect, in the capital ownership of Lessee.

Article 11.        Insurance

11.1. Lessee, at its own expense, shall keep the Equipment insured at all times against any and all risk of loss or damage from any cause whatsoever in such an amount, in such form and with such insurance companies as are satisfactory to Lessor. Such insurance shall include a loss payable clause in favor of Lessor.

11.2 Lessee, at its own expense, shall effect insurance on all the Equipment in amounts necessary to cover public liability, including, but not limited to, bodily injury.

11.3 Lessee shall request its insurance company or agent to nominate Lessor as additional insured and loss payee on the insurance and shall furnish to Lessor as soon as commercially promptly, but in no event later than ten (10) business days after delivery of the Equipment to Lessee, certificates acceptable to Lessor evidencing all such insurances.

Article 12.        Equipment to be Identified

During the term of this Lease, Lessee shall, at Lessee's expense, firmly affix to the back of the Equipment, in a conspicuous manner, such decal or metal plate showing Lessor, or Lessor's assignee (if this Lease is assigned), as the owner and lessor of such Equipment, or such other mode of identification as requested by Lessor from time to time.

Article 13.        Possession, Use and Location of Equipment

So long as Lessee shall not be in default under this Lease, Lessee may possess and use the Equipment in accordance with this Lease. The Equipment shall be used in the lawful business of Lessee and shall remain located at Lessee’s Hsinchu Plant.

Article 14.        Representations by Lessee

In order to induce Lessor to enter into this Lease, Lessee hereby represents and warrants to Lessor:

(a)	that Lessee will provide Lessor with the production capacity as set forth in Exhibit E;

(b)
that Lessee is a company duly organized, validly existing and in good standing under the laws of the R.O.C., and has the power and authority to carry on its business as presently conducted and to perform its obligations under this Lease;

(c)
that neither the execution and delivery of this Lease nor the consummation of the transactions contemplated hereby nor compliance by Lessee with any of the terms and conditions hereof will contravene any law, regulation, order, decree or injunction binding on Lessee or result in any breach of any agreement or arrangement with its creditors and banks, or constitute any default under any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter, bylaw or other agreement or instrument to which Lessee is a party or by which Lessee or its properties may be bound or affected;

(d)
that the execution of this Lease has been duly authorized by all necessary corporate action of Lessee and said terms constitute the legally valid and binding obligations of Lessee, enforceable against Lessee in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally; and

(e)
that Lessee has duly obtained all applicable governmental approvals and licenses required under applicable laws to enable it to execute and deliver this Lease and to perform its obligations hereunder all in accordance with the respective terms hereof.

Article 15.        Default

15.1     If any of the following conditions or events occurs after the date hereof, then each will constitute an Event of Default:

(a )
Lessee shall default in the payment of any Quarterly Installments or any other sums payable hereunder and such default shall continue for thirty (30) days after written notice of such default is served on Lessee;

(b)	Lessee shall default in the performance of any other covenant herein and such default shall continue for forty-five (45) days after the sending of written notice thereof by Lessor to Lessee;

(c)
Lessee shall cease to do business as a going concern, make an assignment for the benefit of creditors, admit in writing its inability to pay its debts as they become due, file a voluntary petition in bankruptcy or winding-up, be adjudicated bankrupt or insolvent, file a petition seeking for itself liquidation, dissolution, or similar arrangement under any present or future statute, law or regulation or file an answer admitting the material allegations of a petition filed against it in any such proceeding or consent to or acquiesce in the appointment of a trustee, receiver or liquidator of it or of all or any substantial part of its assets or properties, or if it shall take any action looking to its dissolution or liquidation;

(d)
within sixty (60) days after the commencement of any proceedings against Lessee seeking liquidation, dissolution or similar relief under any present or future statute, law, or regulation, such proceedings shall not have been dismissed, or if within sixty (60) days after the appointment without Lessee’s consent or acquiescence of trustee, receiver or liquidator of it or of all or any substantial part of its assets or properties, such appointment shall not be vacated;

(e)	Lessee attempts to sell, transfer, encumber, sublet or part with possession (except in the ordinary course of business in order to maintain the Equipment) of any of the Equipment;

(f )
any representation or warranty made by Lessee herein or in any document or certificate furnished to Lessor in connection herewith or pursuant hereto shall prove to have been incorrect in any material respect on the date as of which made; or

(g )	the ICSI Lease is terminated.

15.2     Upon the occurrence of any Event of Default, Lessor may, with or without notice to Lessee, exercise any one or more of the following remedies, as Lessor in its sole discretion shall elect and such remedies shall be cumulative:

(i)
Require Lessee, at Lessee's expense, to return any or all of the Equipment and satisfy the Return Conditions as the Lessor may require, or Lessor, at its option, may enter upon the premises where the Equipment is located and repossess and remove the Equipment, or render the Equipment unusable without removal;

(ii)	Declare immediately due and payable all Quarterly Installments and other amounts payable under this Lease which have not fallen due for payment, and Lessee shall pay the same immediately;

(iii)
Recover from Lessee, as liquidated damages for loss of the benefit of its bargain and not as a penalty, an amount (the “Default Payment”) equal to the sum of: (A) all accrued and unpaid Quarterly Installments and other amounts due under this Lease and the other operative agreements through the date Lessor declared an Event of Default, (B) interest at Maximum Lawful Rate on the sum of item (A ) accruing from the date Lessor declared an Event of Default through the date Lessor receives such payment, (C) the amount of any recapture of tax benefits to be incurred by Lessor as a result of the termination of this Lease, as reasonably estimated by Lessor and notified by Lessor to Lessee, (D) all reasonable attorneys' fees and other expenses and costs incurred by Lessor relating to the enforcement of its rights under this Lease; and (E) all other amounts due under this Lease;

(iv)
Sell by public or private sale, re-lease, hold, retain, or otherwise dispose of the Equipment in any manner Lessor chooses, free and clear of any claims or rights of Lessee and recover from Lessee as liquidated damages for loss of the benefit of its bargain and not as a penalty the Default Payment; and/or

(v)	Upon notice to Lessee, terminate this Lease, sue to enforce Lessee's performance thereof, and/or exercise any other right or remedy then available to Lessor at law or in equity.

The exercise of any of the foregoing remedies by Lessor shall not constitute a termination of this Lease unless Lessor so notifies Lessee in writing. No failure or delay on the part of Lessor to exercise any right or remedy hereunder shall operate as a waiver thereof. No express or implied waiver by Lessor of any default shall constitute a waiver of any other default by Lessee or a waiver of any of Lessor's rights. No remedy referred to in this Article 15.2 is intended to be exclusive, but each shall be cumulative and concurrent to the extent permitted by law, and shall be in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity.

15.3    Unless otherwise provided in Article 16, the parties agree that upon the expiry of this Lease or occurrence of any Event of Default Lessor may request Lessee to return the Equipment in writing (hereinafter refer to as the “Return Notice” ). Upon receipt of the Return Notice, Lessee shall be obligated to immediately deliver, at its expense, the Equipment in the Return Conditions to such place as may be designated by Lessor without any objection.

15.4    For the avoidance of doubt, Lessee shall continue to fulfill its obligations set forth in Exhibit E up to and until the Maturity Date in case this Lease is terminated for reasons attributable to Lessee or ownership of an Equipment is transferred to Lessee pursuant to Article 16.

Article 16. Purchase

In case that Lessee has fully paid up the Quarterly Installments to Lessor for an Equipment pursuant to this Agreement, the title to or ownership of such Equipment shall be automatically and immediately transferred from Lessor to Lessee.

Article 17. Renewal Option

17.1 Lessee may, at its option, renew this Lease for all but not less than all the Equipment by giving Lessor written notice not less than ninety (90) days before the Maturity Date or any renewal term subsequent thereof for a term then agreed upon by the Lessee and the Lessor in writing, and paying to Lessor the “fair market rental value” of the Equipment for such renewal term, provided, that such renewal option shall not be exercisable if Lessee is in default under this Lease. Upon such notification and payment, such annual renewal rental as agreed between Lessor and Lessee in writing, but the other provisions and conditions of this Lease shall continue unchanged and in full force and effect. If “fair market rental value” cannot be agreed upon by Lessee and Lessor, it shall be determined by averaging the appraisals obtained from three independent appraisers, which shall include one appraiser selected by Lessee, one appraiser selected by Lessor, and a third appraiser selected by both Lessee and Lessor. The fees and expenses of all such appraisers shall be paid by Lessee.

17.2 If Lessee does not exercise its renewal option or purchase option as aforesaid and fails to return the Equipment at the end of the term of this Lease or any renewal term(s), then, unless and until the Equipment is returned to Lessor in accordance herewith (which Lessor may insist upon at any time) , this Lease shall automatically be renewed from month to month with rent payable monthly in advance equal to the “fair market rental value” as determined by Lessor.

Article 18.        Notices

All notices, requests, demands or other communication to or upon the respective parties hereto shall be deemed to have been duly given or made:

(a)	if given by letter one hundred twenty (120) hours after being deposited in the mail (registered airmail, postage prepaid);

(b)	if delivered by hand, at the time of delivery; or

(c)	if given or made by telecopy, when sent, addressed as follows:

(i ) If to Lessee:	(ii ) If to Lessor:
No. 12, Li-Hsin 1st Rd. Hsinchu Science Park, Hsinchu. Taiwan, R.O.C.	1623 Buckeye Drive, Milpitas, California, 95035-7423 USA
Facsimile No.: +886-3-579-2057	Facsimile No.: +1-408-969-7800

or to such other address and/or telecopy number as any party hereto may specify in writing.

Article 19.        Irrevocability

Except as otherwise provided herein, this Lease is irrevocable by Lessee for the full term hereof as set forth in Article 2 hereof and for the aggregate Quarterly Installments, and the obligation to make such Quarterly Installments shall not be abated by reason of termination of Lessee's right of possession and/or the taking of possession by Lessor or for any other reason, and any delinquent Quarterly Installments or any other amount due and payable by Lessee hereunder shall bear interest at the rate of ten percent (10.0% )per annum, or such other rate as Lessor may impose from time to time by giving five (5) business days’ written notice to the Lessee, and to the extent that such interest rate imposed by the Lessor is higher than the Maximum Lawful Rate, the Maximum Lawful Rate shall apply.

Article 20.        Severability

If any provision hereof or any remedy herein provided for is invalid under the applicable law, such provision shall be inapplicable and deemed omitted but the remaining provisions hereof, including the remaining default remedies, shall be given effect in accordance with the manifest intent hereof.

Article 21.        Waiver of Rights

No failure or delay by Lessor to exercise any power given it under this Lease or to insist upon strict compliance by the Lessee of any obligations hereunder shall constitute a waiver of Lessor's right to demand exact compliance with the terms hereof.

Article 22.        Governing Law

This Lease shall be governed in all respects by, and construed in accordance with, the laws of the R.O.C.

Article 23.        Jurisdiction

Any dispute, whether contractual or not, arising out of or in connection with this Lease (including any question regarding its existence, validity or termination) shall be referred to and finally resolved by arbitration in Taiwan by three arbitrators in accordance with the Arbitration Rules of the Arbitration Association of the Republic of China for the time being in force, which rules are deemed to be incorporated by reference in this Article. The language of the arbitration shall be Chinese. The physical venue of the arbitration shall be Taipei City. The decision of the arbitrators shall be final and binding on the parties.

Article 24.        Entire Agreement

The terms and conditions contained herein and in the ICSI Lease constitute the entire agreement between the parties hereto and ICSI and supersede all previous communications, whether written or oral, between the parties hereto and ICSI with respect to the subject matter hereof and thereof, and no agreement or understanding varying or extending the same shall be binding upon any party hereto or ICSI unless it is in writing which expressly refers to this Lease or the ICSI Lease, as the case may be, and is signed by a duly authorized officer or representative of the party or ICSI bound thereby. The attachments to this Lease, including Exhibit A (List of Equipment), Exhibit B (Copies of Purchase Orders), Exhibit C (“Quarterly Payments”), Exhibit D (Form of Acceptance Certificate) and Exhibit E (Production Capacity Committed by Lessee) shall be deemed as an integral part of this Lease and shall have the same legal effect as this Lease. In the event of any discrepancy between any attachment and the provisions of this Lease, the former shall prevail.

Article 25.        Counterparts

This Lease may be executed in two (2) counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument. Either party may enter into this Lease by signing any such counterpart. Each counterpart may be executed by the parties and transmitted by facsimile transmission, and shall be valid and effectual as if executed as an original.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed in duplicate by their duly authorized officers or representatives as of the day and year first above written, and each such counterpart shall be deemed an original hereof.

LESSOR:	LESSEE:

By: /s/ Scott D. Howarth	By: /s/ Steve R.L. Chen
Name: Scott D. Howarth	Name: Steve R.L. Chen
Title: President and CEO	Title: Chairman

EXHIBIT A
List of Equipment

Model	Vendor	currency	quantity	Current Price	ISSI Payment	Total
QLC7500	Headway Holdings Limited.	USD	1	**	90% by T/T, 2 weeks before shipment, 10% by T/T, after acceptance.	**
DV-38	LAM	USD	1	**	100% by T/T, 60 days before shipment	**
Producer GT	AMAT	USD	1	**	100% by T/T, 14 days before shipment	**
UN2004A-PGD	UNISEN	USD	1	**	80% by T/T, 3 months after shipment 20% by T/T, 5 months after shipment	**
Producer GT	AMAT	USD	1	**	100% by T/T, 14 days before shipment	**
UN2004A-PGD	UNISEN	USD	1	**	80% by T/T, 3 months after shipment 20% by T/T, 5 months after shipment	**
Reflexion LK Reflexion LK (Used F-REX 300S2 (GIII New F-REX 300S2 (GII New F-REX 300S2 (GIII Used	待決 AMAT EBARA	USD	1	**	AMAT: 100% by T/T, 14 days before shipment EBARA: 100% T/T in advance (30 days after PO issued	**
Sparc 30KW	辛耘	USD	3	**	100% by T/T, 30 days after shipment	**
-	辛耘	USD	3	**	100% by T/T, 30 days after shipment	**
Centura AP	AMAT	USD	1	**	AMAT： 100% by T/T, 14 days before shipment	**
UN2002A-PG	UNISEN	USD	1	**	80% by T/T, 3 months after shipment 20% by T/T, 5 months after shipment	**
Kiyo	LAM	USD	1	**	100% by T/T, 60 days before shipment	**
LSA101	Ultratech	USD	1	**	50% by T/T, 15 days before shipment 50% by T/T, 30 days after shipment	**
iXH1220HTX	Edwards	USD	3	**	80% T/T, 30 days before shipment, 20% T/T net 60 days after delivery date.	**
UN2004A-PGD	UNISEN	USD	1	**	80% by T/T, 3 months after shipment 20% by T/T, 5 months after shipment	**

** The confidential portions of this Exhibit A have been omitted and filed separately with the Committee.

Model	Vendor	currency	quantity	Current Price	ISSI Payment	Total
NX2000X Helios 660	FEI	USD	1	**	90% by T/T 30 days after delivery 10% by T/T 30 days after Powerchip final acceptance	**
-	翔曜	USD	1	**	100% T/T 60 days after acceptance	**
-	辛耘	USD	1	**	T/T 80% 30 days upon shipping T/T 20% 30 days after acceptance	**
G5	AMAT	USD	1	**	100% by T/T, 14 days before shipment	**

** The confidential portions of this Exhibit A have been omitted and filed separately with the Committee.

EXHIBIT B

COPIES OF PURCHASE ORDERS

*Each Purchased Order will be attached hereto after the Purchase Order sent by ICSI is confirmed by Vendor.

EXHIBIT C
Quarterly Payments (USD)

	Payment Date	Principal Amount(A)	Interest(B)
1	2019/3/30	2,500,000.00	2,475,452.05
2	2019/6/30	2,500,000.00	152,493.15
3	2019/9/30	2,500,000.00	138,630.14
4	2019/12/30	2,500,000.00	123,410.96
5	2020/3/30	2,500,000.00	109,698.63
6	2020/6/30	2,500,000.00	97,041.10
7	2020/9/30	2,500,000.00	83,178.08
8	2020/12/30	2,500,000.00	68,561.64
9	2021/3/30	2,500,000.00	54,246.58
10	2021/6/30	2,500,000.00	41,589.04
11	2021/9/30	2,500,000.00	27,726.03
12	2021/12/30	2,500,000.00	13,712.33
		30,000,000.00	3,385,739.73

Where
(A) = the aggregate amount of all disbursements for the Equipment divided by 12
(B) = the amount of interest payable along with each principal amount, which interest shall be accrued from the last day of the calendar month in which the relevant disbursement was made until the respective payment date of each Quarterly Payment set forth above at the rate of 2.2% per annum based on the aggregate amount of all outstanding disbursements.

EXHIBIT D

FORM OF ACCEPTANCE CERTIFICATE

ACCEPTANCE CERTIFICATE

Reference is made to the LEASE AGREEMENT the “Lease” dated as of April 20, 2015 between Powerchip Technology Corporation, as Lessee and Integrated Silicon Solution, Inc., as Lessor. All capitalized terms herein shall have the meanings assigned to such terms in the Lease.

Lessee confirms that the Equipment set forth in Exhibit A was received and accepted by Lessee for leasing on the date set forth below, that such Equipment is in all respects satisfactory to Lessee, and that Lessor has fully and satisfactorily performed all of its obligations under the Lease up to and including the date hereof.

IN WITNESS WHEREOF, Lessee has duly executed this Acceptance Certificate on , 20 .

Powerchip Technology Corporation.

By: ________________________
Print Name: Steve R. L. Chen
Title: Chairman

EXHIBIT E

PRODUCTION CAPACITY COMMITTED BY LESSEE

Subject to reasonable lead time, Lessee shall offer monthly production capacity to Lessor as follows:

Year	CY Year-2015 wafer start	CY Year-2016 wafer start	CY Year-2017 wafer start	CY Year-2018 wafer start	CY Year-2019 wafer start	CY Year-2020 wafer start	CY Year-2021 wafer start
Monthly Allocation	**	**	**	**	**	**	**

upon prior mutual agreement, Lessor has the option to extend this commitment for another three years with allocation of ** pcs wafer per month.

________________________

** The confidential portions of this Exhibit E have been omitted and filed separately with the Commission.